Exhibit 10.15

TABULA RASA HEALTHCARE, INC.

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

DIRECTOR SUMMARY OF STOCK UNIT GRANT

Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Omnibus Incentive Compensation Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), stock units with respect to the common stock of the Company (“Company Stock”) that may become vested as set forth below (the “Stock Units”).  The Stock Units are subject in all respects to the terms and conditions set forth herein, in the Stock Unit Grant Agreement attached hereto as Exhibit A (the “Stock Unit Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof.  Unless otherwise defined herein, capitalized terms used in this Director Summary of Board Stock Unit Grant (the “Summary of Grant”) and the Stock Unit Grant Agreement shall have the meanings set forth in the Plan.

Participant:	[•]
Date of Grant:	[•]
Total Number of Shares Subject to Stock Units:	[•] Shares of Company Stock
Vesting:

Except as set forth herein, the Stock Units shall be fully vested on the one-year anniversary of the Date of Grant (the “Vesting Date”), provided that the Participant continues to provide services to the Company from the Date of Grant through the Vesting Date.

In the event that the Participant’s service relationship with the Company has terminated at any time prior to the earlier of the Vesting Date, the Stock Units shall be forfeited in full and the Participant shall have no rights with respect to the Stock Units.

Payment:

Except as otherwise provided in the Stock Unit Grant Agreement, the Stock Units shall be paid within thirty (30) days following the earlier of: (i) the Participant’s Termination or (ii) a Change in Control, provided that the Stock Units have become vested as of the Participant’s Termination or Change in Control.

Participant Acceptance:

By signing the acknowledgement below, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Unit Grant Agreement and this Summary of Grant and accepts the Stock Units.  The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Stock Unit Grant Agreement.

The Participant acknowledges delivery of the Plan and the Plan prospectus together this with this Summary of Grant and the Stock Unit Grant Agreement.  Additional copies of the Plan and the Plan prospectus are available by contacting Brian Adams at (888) 974-2763.

Agreed and accepted:
Participant
Date

EXHIBIT A

TABULA RASA HEALTHCARE, INC.

DIRECTOR STOCK UNIT GRANT AGREEMENT

(Pursuant to the 2016 Omnibus Incentive Compensation Plan)

This Stock Unit Grant Agreement (this “Agreement”) is delivered by Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), pursuant to the Summary of Grant delivered with this Agreement to the individual named in the Summary of Grant (the “Participant”).  The Summary of Grant, which specifies the Participant, the date as of which the grant is made (the “Date of Grant”), the vesting and payment schedule and other specific details of the grant is incorporated herein by reference.

1. Stock Unit Grant.  Upon the terms and conditions set forth in this Agreement and in the Company’s 2016 Omnibus Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Participant stock units with respect to shares of common stock of the Company (“Company Stock”) in the amount and on the terms set forth below, in the Summary of Grant, and in the Plan (the “Stock Units”).    This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.  The Participant agrees to be bound by all of the terms and conditions of the Plan.

2. Stock Unit Account.  Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock.  The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant.  No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account.  The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.

3. Vesting and Payment of Stock Units.

Subject to the terms of this Section 3, the Stock Units shall become vested upon the one (1) year anniversary of the Date of Grant (a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the Vesting Date.

Within thirty (30) days after the earlier of (i) the Participant’s Termination or (ii) a Change in Control, the Company shall issue to the Participant one share of Company Stock for each vested Stock Unit, provided that, if the Committee determines, payment with respect to Stock Units may be made in cash, Company Stock or any combination of the foregoing. For purposes of this Agreement, the Participant has a “Termination” if and only if, and at such time as, the Participant has a “separation from service” under section 409A of the Code, including, without limitation, as a result of the Participant’s death, disability, resignation, or non-election to the Board.

The Participant shall have no rights to receive payments at any time with respect to any Stock Unit that has not become vested in accordance with Section 3(a).

4. Issuance of Certificate.

The Participant shall have no right to receive any cash dividends with respect to any shares underlying the Stock Units or vote any shares underlying the Stock Units, and no right to participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company.

The obligation of the Company to deliver shares upon the payment of the Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

5. No Stockholder Rights.  Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Company Stock subject to the Stock Units, until certificates for shares of Company Stock have been issued upon the payment  of the Stock Units.

Change of Control.  Unless otherwise set forth in the Summary of Grant, the provisions of the Plan applicable to a Change of Control shall apply to the Stock Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

Withholding.  All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Stock Units by having shares of Company Stock withheld up to an amount that does not exceed the applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the Stock Units granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

6. Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by shall or by the laws of descent and distribution.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Participant’s consent.

No Employment or Other Rights.  This Agreement shall not confer upon the Participant any right to be retained in the employment of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment at any time.  The right of the Employer to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

Recoupment Policy.  The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within two years thereafter, the Company may require that the Participant forfeit any outstanding Stock Units and/or return to the Company all, or such portion as the Committee may determine, of the Company Stock received upon the payment of any Stock Units, as applicable, on such terms as the Committee shall determine; in the event that the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause).  The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.  In addition, the Participant agrees that the Stock Unit shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

Application of Section 409A of the Code.  This Agreement is intended comply with section 409A of the Code and shall in all respects be administered in accordance with section 409A of the Code, including, without limitation, as set forth in Section 20(f) of the Plan.